Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 4, 2011, in the Registration Statement (Form S-4 No. 333-          ) and related Prospectus of Euramax International, Inc. for the registration of $375,000,000 of its 9 ½% Senior Secured Notes due 2016.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 29, 2011